                                                                     EXHIBIT 2.1


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                            STOCK PURCHASE AGREEMENT


                                      AMONG


                                  PARAVANT INC.
                                  (THE "BUYER")


                                       AND


                                 HARRY J. BINCK,
                                 DAVID E. BOWLES
                                       AND
                                 JOHN B. DILLON
                          (COLLECTIVELY, THE "SELLERS")


                            DATED AS OF MAY 26, 2000

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






                                TABLE OF CONTENTS


1.       DEFINITIONS.......................................................................1

2.       PURCHASE AND SALE OF COMPANY SHARES...............................................8

         2.1      Basic Transaction........................................................8
         2.2      Purchase Price and Method of Payment.....................................8
         2.3      Post-Closing Adjustment..................................................9
         2.4      Earnout.................................................................10
         2.5      Warrants................................................................13
         2.6      Section 338 Price Increase..............................................14
         2.7      The Closing.............................................................14
         2.8      Deliveries at the Closing...............................................14

3.       REPRESENTATIONS AND WARRANTIES CONCERNING
         THE TRANSACTION..................................................................15

         3.1      Representations and Warranties of the Sellers...........................15
         3.2      Representations and Warranties of the Buyer.............................17

4.       REPRESENTATIONS AND WARRANTIES OF THE SELLERS
         CONCERNING THE COMPANY...........................................................18

         4.1      Organization, Qualification, and Corporate Power........................18
         4.2      Capitalization..........................................................18
         4.3      Noncontravention........................................................19
         4.4      Brokers' Fees...........................................................19
         4.5      Title to Assets.........................................................19
         4.6      Subsidiaries............................................................20
         4.7      Financial Statements and Other Financial Information....................20
         4.8      Events Subsequent to Most Recent Fiscal Year End........................20
         4.9      Undisclosed Liabilities.................................................22
         4.10     Legal Compliance........................................................23
         4.11     Tax Matters.............................................................23
         4.12     Real Estate.............................................................24
         4.13     Intellectual Property...................................................25
         4.14     Tangible Assets.........................................................28
         4.15     Inventory...............................................................28
         4.16     Contracts...............................................................28
         4.17     Notes and Accounts Receivable...........................................30
         4.18     Powers of Attorney......................................................30
         4.19     Insurance...............................................................30
         4.20     Litigation..............................................................31



         4.21     Product Warranty........................................................31
         4.22     Product Liability.......................................................32
         4.23     Employees...............................................................32
         4.24     Employee Benefits.......................................................32
         4.25     Guaranties..............................................................34
         4.26     Environment, Health, and Safety.........................................34
         4.27     Certain Business Relationships with the Company.........................36
         4.28     HSR Act.................................................................36
         4.29     Banking Arrangements....................................................36
         4.30     Government Contracts....................................................36
         4.31     Business Activity Restrictions..........................................37
         4.32     Customers and Suppliers.................................................37
         4.33     Disclosure..............................................................37

5.       POST-CLOSING COVENANTS...........................................................37

         5.1      General.................................................................37
         5.2      Litigation Support......................................................38
         5.3      Confidentiality.........................................................38
         5.4      Section 338(h)(10) Election.............................................38
         5.5      Preparation of Returns and Payment of Taxes.............................42
         5.6      Employee Matters........................................................44

6.       REMEDIES FOR BREACHES OF THIS AGREEMENT..........................................45

         6.1      Survival of Representations and Warranties..............................45
         6.2      Indemnification Provisions for Benefit of the Buyer
                       and the Company....................................................45
         6.3      Indemnification Provisions for Benefit of the Sellers...................46
         6.4      Indemnification Procedures..............................................47
         6.5      Tax Affecting the Indemnification Payments; Exceptions..................48
         6.6      Exclusive Remedy........................................................48
         6.7      No Seller Indemnity Claims Against Company..............................49
         6.8      Recoupment under Buyer Notes or Earnout Payments........................49
         6.9      Automobile Debt Release and Indemnity...................................49

7.       MISCELLANEOUS....................................................................50

         7.1      Press Releases and Public Announcements.................................50
         7.2      No Third Party Beneficiaries............................................50
         7.3      Entire Agreement........................................................50
         7.4      Succession and Assignment...............................................50
         7.5      Counterparts............................................................50
         7.6      Headings................................................................50



                                       -ii-


         7.7      Notices.................................................................50
         7.8      Governing Law...........................................................51
         7.9      Amendments and Waivers..................................................51
         7.10     Severability............................................................51
         7.11     Expenses................................................................52
         7.12     Construction............................................................52
         7.13     Incorporation of Exhibits, Annexes, and Schedules.......................53
         7.14     Dispute Resolution......................................................53

LIST OF EXHIBITS, ANNEXES, AND DISCLOSURE SCHEDULE


Exhibit A    Form of Buyer Notes
Exhibit B    Financial Statements
Exhibit C    Employment Agreements
Exhibit D    Form of General Release for Execution by Sellers at Closing
Exhibit E    Form of Opinion of Sellers' Counsel
Exhibit F    Form of Opinion of Buyer's Counsel
Exhibit G    Form of Warrant

Annex I      Exceptions to Sellers' Representations and Warranties Regarding
               the Transaction
Annex II     Exceptions to Buyer's Representations and Warranties Regarding
               the Transaction
Annex III    Disclosure Schedule

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (as hereinafter defined, this "Agreement"), is made and entered into as of May 26, 2000 (the "Closing Date"), by and among PARAVANT INC., a Florida corporation (the "Buyer"), and HARRY J. BINCK, DAVID E. BOWLES and JOHN B. DILLON (the "Sellers").

                              W I T N E S S E T H:

         WHEREAS, capitalized terms used in these recitals and not otherwise defined shall have the meanings set forth in Section 1 of this Agreement; and

         WHEREAS, the Sellers in the aggregate own all of the outstanding capital stock of the Company; and

         WHEREAS, the Sellers desire to sell to the Buyer, and the Buyer desires to buy from the Sellers, all such outstanding shares, on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

         1. DEFINITIONS. When used in this Agreement, capitalized terms not otherwise defined shall have the respective meanings as follows:

            "2001 Earnout Payment" shall have the meaning set forth in
Section 2.4 below.

            "2002 Earnout Payment" shall have the meaning set forth in
Section 2.4 below.

             "AAA" shall have the meaning set forth in Section 7.14 below.

             "Adverse Consequences" shall mean all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, actual damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses. Adverse Consequences shall only include actual damages and not punitive or consequential damages.

             "Affiliate" shall mean, with respect to any person, (a) any person controlling, controlled by, or under common control with such person, and
(b) any
other person who would be an affiliate of such person under Rule 12b-2 of the regulations promulgated under the Exchange Act.

                  "Affiliated Group" shall mean any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

                  "Agreement" shall mean this Stock Purchase Agreement and all written amendments thereto hereafter executed and delivered by the parties.

                  "Allocation Schedule" shall have the meaning set forth in
Section 5.4(e) below.

                  "Applicable Rate" shall mean the prime rate of interest as set forth in the Money Rates Section of The Wall Street Journal from time to time.

                  "Arbitrator" shall have the meaning set forth in Section 7.14 below.

                  "Basis" shall mean any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

                  "Buyer" shall mean Paravant Inc., a Florida corporation, together with its successors and permitted assigns.

                  "Buyer Notes" shall have the meaning set forth in Section 2.3 below.

                  "Change of Control" of the Buyer shall mean a sale of Stock of the Buyer to, merger by the Buyer into, or the combination of the Buyer with, another Person or other form of takeover wherein the acquiring Person controls thirty-three percent (33%) or more of the voting stock of the Buyer, or a sale of all or substantially all of the assets of the Buyer; provided, however, that no Change of Control shall occur upon such sale of stock, merger, combination or sale of assets to any Person who or which is an Affiliate of the Buyer or any stockholder, officer, director or employee of Buyer.

                  "Claim" shall have the meaning set forth in Section 7.14 below.

                  "Closing" shall have the meaning set forth in Section 2.7 below.

                  "Closing Date" shall have the meaning set forth in the preamble above.


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                  "Closing Date Balance Sheet" shall have the meaning set forth in Section 2.3 below.

                  "Closing Date Cash" shall mean the Company's cash and cash equivalents as of close of business on the date immediately preceding the Closing Date as set forth in the Closing Date Balance Sheet.

                  "Closing Date Stockholders' Equity" shall mean the Company's stockholder equity as of close of business on the date immediately preceding the Closing Date as set forth in the Closing Date Balance Sheet prepared in accordance with GAAP pursuant to Section 2.3 below.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Company" shall mean Triplex Systems Corporation, a Maryland corporation, together with its Subsidiaries, if any.

                  "Company Share" shall mean any share of the Common Stock, par value $0.01 per share, of the Company.

                  "Confidential Information" shall mean any information concerning the businesses and affairs of the Company that is not already generally available to the public.

                  "Controlled Group of Corporations" shall have the meaning set forth in Code Section 1563.

                  "Disclosure Schedule" shall have the meaning set forth in
Section 4 below.

                  "Earnout Payments" shall mean the 2001 Earnout Payment and the 2002 Earnout Payment.

                  "EBIT" shall have the meaning set forth in Section 2.4 below.

                  "Election Notice" shall have the meaning set forth in Section 5.4(a)(1) below.

                  "Employee Benefit Plan" shall mean any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any

Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

                  "Employee Pension Benefit Plan" shall have the meaning set forth in ERISA Section 3(2).

                  "Employee Welfare Benefit Plan" shall have the meaning set forth in ERISA Section 3(1).

                  "Environmental, Health, and Safety Laws" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Clean Air Act, the Federal Water Pollution Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Medical Waste Tracking Act, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, injunctions, judgments, orders, decrees, and rulings thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes, including Hazardous Materials and Extremely Hazardous Substance.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Extremely Hazardous Substance" shall have the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

                  "Fiduciary" shall have the meaning set forth in ERISA Section 3(21).

                  "Financial Statement" shall have the meaning set forth in
Section 4.7 below.

                  "GAAP" shall mean United States generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants as in effect from time to time, excluding financial statement footnotes and, as to interim statements, prior year comparisons and statements of sources and uses of cash.

                  "Government Contract" shall have the meaning set forth in
Section 4.30 below.

                  "Hazardous Materials" shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any of the Environmental, Health, and Safety Laws, including but not limited to any admixture or solution thereof, and specifically including but not limited to waste oil, petroleum and all derivatives thereof or synthetic substitutes therefor and friable asbestos.

                  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with all regulations promulgated thereunder.

                  "Incidental Costs Adjustment" shall have the meaning set forth in Section 5.4(b)(3) below.

                  "Indemnified Party" shall have the meaning set forth in
Section 6.4 below.

                  "Indemnifying Party" shall have the meaning set forth in
Section 6.4 below.

                  "Independent Accountant" shall have the meaning set forth in
Section 2.3 below.

                  "Intellectual Property" shall mean (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

                  "Knowledge" shall mean (a) actual knowledge, and (b) such knowledge as would have been obtained using reasonable diligence in the Ordinary Course of Business. With respect to the Sellers, any item within the Knowledge of any Seller shall be deemed to be within the Knowledge of all of the Sellers.

                  "Liability" shall mean any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

                  "Lien" shall mean any lien, pledge, mortgage, deed of trust, conditional sales contract, security interest, equity, restriction, charge, exception to title or leasehold interest, or other encumbrance, charge, or title retention agreement.

                  "Material Adverse Change" shall mean, when used in connection with the Company, any effect that is materially adverse to the business of the Company and which causes an economic loss to the Company of $75,000 or more.

                  "Most Recent Balance Sheet" shall mean the balance sheet contained within the Most Recent Financial Statements.

                  "Most Recent Financial Statements" shall have the meaning set forth in Section 4.7 below.

                  "Most Recent Fiscal Year End" shall have the meaning set forth in Section 4.7 below.

                  "Multiemployer Plan" shall have the meaning set forth in ERISA Section 3(37).

                  "Ordinary Course of Business" shall mean the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

                  "Parties" shall mean the Buyer and the Sellers, and "Party" shall mean either the Buyer or any of the Sellers.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation.

                  "Person" shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

                  "Post-Closing Adjustment" shall have the meaning set forth in
Section 2.3 below.

                  "Prohibited Transaction" shall have the meaning set forth in ERISA Section 406 and Code Section 4975.

                  "Purchase Price" shall have the meaning set forth in Section
2.2 below.

                  "Reportable Event" shall have the meaning set forth in ERISA
Section 4043.

                  "Rules" shall have the meaning set forth in Section 7.14 below.

                  "SEC" shall mean the Securities and Exchange Commission.

                  "Section 338(h)(10) Election" shall have the meaning set forth in Section 5.4(a) below.

                  "Section 338 Price Increase" shall have the meaning set forth in Section 5.4(b) below.

                  "Securities Act" shall mean the Securities Act of 1933, as amended.

                  "Section 338 Arbiter" shall have the meaning set forth in
Section 5.4(h) below.

                  "Sellers" shall mean Harry J. Binck, David E. Bowles and John B. Dillon, and "Seller" shall mean any one of them.

                  "Seller Representative" shall have the meaning set forth in
Section 2.4 below.

                  "Settlement Date" shall have the meaning set forth in Section
2.3 below.

                  "Subsidiary" shall mean shall mean any entity (including a corporation, partnership, trust or joint venture) with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common equity interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors (or other persons with management authority).

                  "Tax" and "Taxes" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                  "Tax Acceleration Adjustment" shall have the meaning set forth in Section 5.4(b)(2) below.

                  "Tax Acceleration Amount" shall have the meaning set forth in
Section 5.4(c) below.

                  "Tax Increase Adjustment" shall have the meaning set forth in
Section 5.4(b)(1) below.

                  "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  "Third Party Claim" shall have the meaning set forth in
Section 6.4 below.

                  "Threshold Cash" shall mean $200,000.

                  "Threshold Stockholders' Equity" shall mean $1,000,000.

         2. PURCHASE AND SALE OF COMPANY SHARES.

                  2.1 BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement and for the consideration specified below in this
Section 2, the Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell to the Buyer, all of such Seller's Company Shares.

                  2.2 PURCHASE PRICE AND METHOD OF PAYMENT.

                      (a) Purchase Price. The purchase price for the Company Shares (the "Purchase Price") shall be Six Million Dollars (U.S. $6,000,000). The

Purchase Price will be subject to the Post-Closing Adjustment set forth in
Section 2.3 below.

                      (b) Method of Payment. The Purchase Price (exclusive of any Post-Closing Adjustment) shall be payable by wire transfer at the Closing.

                      (c) Portion Payable to Each Seller. The amount payable to each Seller in respect of the Purchase Price shall be that fraction of the total of which (1) the numerator is the number of Company Shares held by such Seller, as shown in Section 4.2 of the Disclosure Schedule, and (2) the denominator is the number of Company Shares held by all Sellers, as shown in
Section 4.2 of the Disclosure Schedule.

                  2.3 POST-CLOSING ADJUSTMENT.

                      (a) Determination of Closing Date Balance Sheet. Within thirty (30) days after the Closing Date, the Sellers shall prepare and furnish to the Buyer a balance sheet for the Company as of the close of business on the date immediately preceding the Closing Date (the "Closing Date Balance Sheet") prepared in accordance with GAAP and which will include a cumulative change in accounting method with respect to inventory to include the estimated burden of labor and direct manufacturing overhead; provided, however, that the Buyer may elect to be present for, or take any reasonable action to confirm the accuracy of, any physical inventory count performed in connection with such preparation of the Closing Date Balance Sheet. The Closing Date Balance Sheet shall become final for all purposes unless, within thirty (30) days of the receipt of such calculation by the Buyer, the Buyer shall give the Seller Representative notice describing the objections thereto. The Buyer and the Seller Representative will use reasonable efforts to resolve any such objections themselves. If the Buyer and the Seller Representative are unable to agree on the Closing Date Balance Sheet within fifteen (15) days after such notice is delivered, a "Big 5" accounting firm that has not previously been engaged by Buyer or the Company and is mutually agreeable to the Buyer and the Seller Representative (the "Independent Accountant") shall make the final determination of the Closing Date Balance Sheet in accordance with GAAP. If the Independent Accountant resolves all of the objections in favor of the Buyer, the Sellers will be responsible for its fees and expenses. If the Independent Accountant resolves all of the objections in favor of the Sellers, the Buyer will be responsible for its fees and expenses. If the Independent Accountant resolves some of the objections in favor of each of the Buyer and the Sellers, then each of the Buyer, on the one hand, and the Sellers, on the other hand, shall be responsible for 50% of the Independent Accountant's fees and expenses. The date on which the Closing Date Balance Sheet is finally determined as provided above is hereinafter referred to as the "Settlement Date".

                      (b) Payment of Adjustment Amounts. The Purchase Price shall be adjusted as follows (any adjustment to the Purchase Price hereunder is a "Post-Closing Adjustment"):

                          (1) If the Closing Date Cash is less than the
Threshold Cash, the Sellers shall pay to the Buyer such difference by wire transfer within ten (10) days following the Settlement Date.

                          (2) If the Closing Date Stockholders' Equity plus any
amount payable to the Buyer under Section 2.3(b)(1) above is less than the Threshold Stockholders' Equity, the Sellers, severally based on their pro rata share, shall pay to the Buyer such difference by wire transfer within ten (10) days following the Settlement Date.

                          (3) If the Closing Date Stockholders' Equity is
greater than the Threshold Stockholders' Equity, the Buyer shall pay such excess to the Sellers as follows:

                              (A) with respect to the first $250,000 of such excess, the Buyer shall deliver to the Sellers promissory notes (the "Buyer Notes") in the form of Exhibit A attached hereto, which Buyer Notes shall bear interest at the Applicable Rate as of the date thereof and be due and payable six months after the Settlement Date; and

                              (B) with respect to any additional such excess, the Buyer shall pay to the Sellers such amounts by wire transfer within ten (10) days following the Settlement Date.

                      (c) Interest. Interest shall accrue on any Post-Closing Adjustment at the Applicable Rate, commencing on the Closing Date and continuing until such Post-Closing Adjustment and interest are fully paid.

                      (d) Allocation. The amount of any Post-Closing Adjustment to the Purchase Price pursuant to this Section 2.3 allocated to each Seller shall be determined in the manner set forth in Section 2.2(c) above.

                  2.4 EARNOUT.

                      (a) Earnout Payment. As additional consideration for the Company Shares, the Buyer shall make additional payments to the Sellers (allocated to each Seller in the manner set forth in Section 2.2(c) above) with respect to (i) the fiscal year ended September 30, 2001 (the "2001 Earnout Payment") and (ii) the fiscal year ended September 30, 2002 (the "2002 Earnout Payment") as follows:

                          (1) In the event that the Company's EBIT for the fiscal year ended September 30, 2001 shall exceed $1,525,000, the 2001 Earnout Payment shall equal sixty percent (60%) of such excess; and

                          (2) In the event that the Company's EBIT for the fiscal year ended September 30, 2002 shall exceed $1,725,000, the 2002 Earnout Payment shall equal sixty percent (60%) of such excess.

                      (b) Calculation of EBIT. For the purposes of this Agreement, the Company's EBIT for a fiscal year shall mean the Company's net income plus the Company's provision and other expenses for federal and state income taxes and interest expense, less any interest income, determined in accordance with GAAP, attributable solely to the business of the Company for a particular fiscal year. For the purpose of calculating the Company's EBIT for a fiscal year, the Buyer shall charge the Company up to $150,000 for corporate overhead of the Buyer properly allocable to the Company as determined by the Buyer (which shall include the Company's allocation for corporate administration and accounting, legal and other expenses related to the Company's status as a reporting company under the Exchange Act).

                      (c) Delivery of Calculation; Objection. Within 90 days following the end of each of the 2001 and 2002 fiscal years, the Buyer shall deliver to the Sellers a calculation of the Company's EBIT for such period made in accordance with the provisions of this Agreement. Promptly following receipt of the Buyer's calculation of the Company's EBIT, Harry J. Binck (the "Seller Representative"), on behalf of all the Sellers, shall review the same, and, within 60 days after such receipt, the Seller Representative shall deliver to the Buyer a certificate setting forth his acceptance of, or objections to, calculation of the Company's EBIT, together with a summary of the reasons therefor and adjustments which, in his view, are necessary to eliminate such objections. The Seller Representative shall have the right to request reasonable additional information and support from the Buyer regarding Buyer's calculation. Any request by the Seller Representative shall toll the running of such 60-day period until the Seller Representative receives such information or support. Buyer shall promptly, diligently and completely provide the Seller Representative with any such requested information and support. If the Seller Representative accepts the Buyer's calculation of the Company's EBIT (or does not so object within such 60-day period), the calculation of the Company's EBIT by the Buyer shall be deemed final and binding as of such sixtieth day. If the Seller Representative objects within such 60-day period to the Buyer's calculation of the Company's EBIT, the Buyer and the Seller Representative shall use reasonable efforts during the following 30-day period to resolve any such objections. If the Buyer and the Seller Representative resolve all such differences and each sign a certificate to that effect, the determination of the Company's EBIT, as so adjusted, shall be deemed final and binding for purposes of this Agreement.

                      (d) Dispute Resolution. To resolve those differences that are not resolved pursuant to Section 2.4(c), the Buyer and the Sellers shall jointly retain an independent accounting firm that has not been previously engaged by Buyer or the Company, acting through one or more audit partners knowledgeable in businesses comparable to that of the Company, and using such dispute resolution procedures as the parties may agree (or, in the absence of such agreement, as such accounting firm shall determine in its discretion), to review and resolve the EBIT determination and to deliver a written report to the Buyer and the Sellers setting forth its determination of the Company's EBIT for such period. Such accounting firm shall be instructed by both the Buyer and the Seller Representative to deliver its written report not later than 30 days after expiration of the 30-day period referred to in Section 2.4(c). The determination of the Company's EBIT by such accounting firm shall be deemed final and binding as of the date such written report is provided to the parties by such accounting firm. If the accounting firm resolves all of the objections in favor of the Buyer, the Sellers will be responsible for its fees and expenses. If the accounting firm resolves all of the objections in favor of the Sellers, the Buyer will be responsible for its fees and expenses. If the accounting firm resolves some of the objections in favor of each of the Buyer and the Sellers, then each of the Buyer, on the one hand, and the Sellers, on the other hand, shall be responsible for 50% of the Independent Accountant's fees and expenses.

                      (e) Payment. The Buyer shall pay to the Sellers the applicable Earnout Payment, if any, within 10 days following the final determination of the Company's EBIT for such period pursuant to Section 2.4(c) or 2.4(d) above. The Buyer and the Sellers agree that any Earnout Payment will constitute deferred payment for the Company Shares and an adjustment to the Purchase Price.

                      (f) Change of Control.

                          (1) In the event of a Change of Control of the Buyer prior to September 30, 2001, the Buyer (or its successor hereunder) may elect, upon written notice to the Sellers within thirty (30) days following such Change in Control, to buy-out the Earnout Payments for a cash payment of $350,000.

                          (2) In the event of a Change in Control of the Buyer after September 30, 2001 but prior to September 30, 2002, the Buyer (or its successor hereunder) may elect, upon written notice to the Sellers within thirty (30) days following such Change in Control, to buy-out the 2002 Earnout Payment for a cash payment of $175,000.

                          (3) Any such election to buyout any Earnout Payments shall be at the sole discretion of the Buyer (or its successor hereunder) following a Change of Control. The Buyer (or its successor hereunder) shall make any buyout payment hereunder within thirty (30) days following its written notice to the Sellers. In the event of any such buyout of an Earnout Payment, all obligations and covenants of the Buyer (or its successor hereunder) under this Section 2.4 (including the covenants of Buyer set forth in Section 2.4(g) and (h) below) shall terminate with the payment of such buyout amount. The Buyer and the Sellers agree that any such buyout amount will constitute a deferred payment for the Company Shares and an adjustment to the Purchase Price. The Sellers agree to take any actions reasonably requested by the Buyer (or its successor hereunder) to evidence the buy-out of any Earnout Payment under this Section 2.4(f) in connection with the Sellers' receipt of such buyout amount.

                      (g) Buyer Covenants. Buyer covenants that (i) through September 30, 2002, the Company shall remain a wholly-owned subsidiary of Buyer with its own books and records, (ii) through September 30, 2002, Buyer and its Affiliates will not charge the Company for corporate overhead in excess of $150,000 per fiscal year and (iii) all transactions between Buyer and its Affiliates, on the one hand, and the Company, on the other hand, will be at arms' length (and in no event less favorable to the Company than the terms of similar transactions between Buyer and its Affiliates).

                      (h) Post-Closing Operations. Buyer covenants that all times through and including September 30, 2002, the Company shall be operated in a manner not materially inconsistent with the ordinary course as conducted in accordance with past practice, without unreasonable interruption or interference by Buyer, and that the Buyer will not move the principal operations of the Company to a location outside a thirty (30) mile radius from its current location. If Buyer makes or causes any material change to the Company or the Company's business which the Seller Representative takes exception or objects to at the time thereof, and if it is determined pursuant to Section 7.14 that a portion of an Earnout Payment would have been earned but for such change, Buyer shall be obligated to pay that portion of such Earnout Payment in its entirety.

                  2.5 WARRANTS.

                      (a) Issuance. As additional consideration for the Company Shares, the Buyer shall grant to the Sellers warrants to purchase shares of Buyer's common stock ("Buyer Shares") (with an exercise price equal to the closing trading price of the Buyer's common stock on the Nasdaq National Market System on the Closing Date) as set forth in this Section 2.5.

                      (b) Number of Buyer Share's Covered by Warrants. The number of Buyer Shares covered by the warrants granted hereunder (the "Warrants") shall be, for each Seller, as follows: 80,000 for John B. Dillon, and 20,000 for each of David E. Bowles and Harry J. Binck.

                      (c) Warrant Terms. The terms of the Warrants shall be reflected in those certain common stock Warrants dated as of Closing in the form of Exhibit G attached hereto. The exercise price of the Warrants shall be equal to the closing trading price of the Buyer's common stock on the Nasdaq National Market System on the Closing Date. The Buyer shall deliver the Warrants to the Sellers as promptly as practicable following the Closing Date.

                  2.6 SECTION 338 PRICE INCREASE. If the Buyer shall exercise its option to require the Sellers to join in a Section 338(h)(10) Election pursuant to Section 5.4 hereof, as additional consideration for the Company Shares, the Buyer shall make additional payments to the Sellers (allocated to each Seller in the manner set forth in Section 2.2(c) above) in an aggregate amount equal to the Section 338 Price Increase, computed and paid in the manner described in Section 5.4.

                  2.7 THE CLOSING. Unless otherwise agreed by the parties, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Venable, Baetjer, Howard & Civiletti LLP in Washington, D.C.

                  2.8 DELIVERIES AT THE CLOSING. At the Closing, the Parties will makes the following deliveries:

                      (a) Individual Seller Deliveries. Each of the Sellers will deliver to the Buyer:

                          (1) stock certificates representing all of such Seller's Company Shares, endorsed in blank or accompanied by duly executed assignment documents;

                          (2) its respective Employment Agreement in the form of Exhibit C to this Agreement; and

                          (3) a General Release substantially in the form of Exhibit D to this Agreement.

                      (b) Other Seller Deliveries. The Sellers will deliver to the Buyer:

                          (1) All material authorizations, consents, and approvals of governments and governmental agencies referred to in
          Section 3.1(b), Section 3.2(b), and Section 4.3 below;

                          (2) an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to the Buyer, from Venable, Baetjer, Howard & Civiletti, LLP, counsel to the Sellers, dated as of the Closing Date;

                          (3) resignations, effective as of the Closing, of each director and officer of the Company other than those whom the Buyer shall have specified in writing prior to the Closing;

                          (4) evidence of termination of the Stockholders' Agreement dated January 1, 1999, effective immediately prior to the Closing;

                          (5) evidence of termination of the Company's 401(k) plan effective as of the date immediately preceding the Closing Date; and

                          (6) evidence that the Sellers shall have caused the Company to repay any indebtedness for borrowed money prior to the Closing and appropriate UCC-3 Financing Statements from third parties terminating all UCC-1 Financing Statements related thereto.

                      (c) Buyer Deliveries. The Buyer will deliver to each of the Sellers (1) the Purchase Price specified in Section 2.2 above; (2) an opinion in form and substance as set forth in Exhibit F attached hereto, addressed to the Sellers, from Holland & Knight LLP, counsel to the Sellers, dated as of the Closing Date, and (c) the Employment Agreements with each of the Sellers in the form of Exhibit C to this Agreement.

         3. REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

                  3.1 REPRESENTATIONS AND WARRANTIES OF THE SELLERS. Each Seller, severally as to himself only and not jointly, represents and warrants, with respect only to such Seller, to the Buyer that, except as set forth in Annex I attached hereto, the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement.

                      (a) Authorization of Transaction. The Seller has full legal capacity, power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                      (b) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (1) violate in any material respect any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or (2) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party, by which Seller is bound, or to which any of the assets of Seller is subject.

                      (c) Brokers' Fees. Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                      (d) Company Shares. Seller holds of record and owns beneficially the number of Company Shares or options therefor set forth next to such Seller's name in Section 4.2 of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

                      (e) Investment. Seller (1) understands that the Buyer Notes, the Warrants and the Buyer Shares will not be registered under the Securities Act, or under any state securities laws, and will be offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (2) will acquire the Buyer Notes, the Warrants and the Buyer Shares solely for his own account for investment purposes, and not with a view to the distribution thereof, (3) is a sophisticated investor with knowledge and experience in business and financial matters, (4) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and risks inherent in holding the Buyer Notes, the Warrants and the Buyer Shares, (5) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Notes, the Warrants and the Buyer Shares, and (6) is an "accredited investor" (as such term is defined in Regulation D promulgated under the Securities Act).

                  3.2 REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Sellers that the statements contained in this
Section 3.2 are correct and complete as of the date of this Agreement, except as set forth in Annex II attached hereto.

                      (a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida.

                      (b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or third party in order to consummate the transactions contemplated by this Agreement.

                      (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (1) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws, or (2) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

                      (d) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                      (e) Investment. The Buyer is not acquiring the Company Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

                      (f) Reports. To the knowledge of the Buyer, the statements, reports, registration statements, definitive proxy statements, and other filings filed with the SEC by Buyer since January 1, 1999 (collectively, the "Buyer SEC Documents") constitute all statements, reports and documents required to be filed by Buyer, as of or prior to the Closing Date, pursuant to the Exchange Act and the Securities Act. To the knowledge of the Buyer, as of their respective filing dates, the Buyer SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not materially misleading at such time.

                      (g) Projections. The Buyer acknowledges that it is not relying on any financial projections delivered by the Company or the Sellers to the Buyer in connection with the consummation of the transactions contemplated by this Agreement.

         4. REPRESENTATIONS AND WARRANTIES OF THE SELLERS CONCERNING THE COMPANY. Each Seller, severally as to himself only and not jointly, represents and warrants, with respect only to such Seller, to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement, except as otherwise specifically set forth in the disclosure schedule attached to this Agreement as Annex III (the "Disclosure Schedule").

                  4.1 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland. The Company is duly authorized to conduct business and is in good standing under the laws of Maryland and each other jurisdiction where such qualification is required, except where such failure to qualify would not cause a Material Adverse Change. The Company has full corporate power and authority and all material licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, a complete listing of all such material licenses, permits and authorizations being set forth in Section 4.1(a) of the Disclosure Schedule. Section 4.1(b) of the Disclosure Schedule lists all of the directors and officers of the Company. The Sellers have delivered to the Buyer correct and complete copies of the charter and bylaws of the Company (as amended to date). The minute books are correct in all material respects, and the stock certificate books and the stock record books of the Company are correct and complete. The Company is not in default under or in violation of any provision of its charter or bylaws.

                  4.2 CAPITALIZATION. The entire authorized capital stock of the Company consists of one hundred thousand (100,000) Company Shares, of which forty thousand (40,000) Company Shares are issued and outstanding. No Company Shares are held in treasury. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Sellers as set forth in Section 4.2 of the

Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. Except as set forth in Section 4.2 of the Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

                  4.3 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate in any material respect any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the charter or bylaws of the Company, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), unless any third party who otherwise would have been entitled to assert a conflict or default shall have consented to the consummation of the transactions contemplated hereby. The Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

                  4.4 BROKERS' FEES. The Company has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                  4.5 TITLE TO ASSETS.

                      (a) Except as set forth in Section 4.5(a) of the Disclosure Schedule, the Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

                      (b) The only assets used by the Company that are leased are those items of tangible personal property identified with specificity in
Section 4.5(b) of the Disclosure Schedule. The Sellers have delivered to the Buyer correct and complete copies of the leases pertaining to all personal property leased to the Company, and the Company is in possession of any property leased to it.

                  4.6 SUBSIDIARIES. The Company has no Subsidiaries.

                  4.7 FINANCIAL STATEMENTS. Attached hereto as Exhibit B are the following financial statements (collectively the "Financial Statements"): (1) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow for the Company as of and for the years ended December 31, 1997, December 31, 1998, and December 31, 1999 (the "Most Recent Fiscal Year End"); and (2) balance sheet and statement of income, and changes in stockholders' equity for the Company (the "Most Recent Financial Statements") as of and for the period ended April 30, 2000, as prepared internally by the Company (the "Most Recent Fiscal Month End"). Except as specifically otherwise noted therein or in Section 4.7 of the Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly and in all material respects the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete in all material respects, and are consistent with the books and records of the Company (which books and records are correct and complete in all material respects).

                  4.8 EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Change in the business, financial condition, operations, or results of operations of the Company. Without limiting the generality of the foregoing, except as set forth in Section 4.8 of the Disclosure Schedule, since the Most Recent Fiscal Year End:

                      (a) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                      (b) the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $75,000 or outside the Ordinary Course of Business;

                      (c) to the Sellers' Knowledge, no party (including the Company) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses), involving more than $75,000, to which the Company is a party or by which it is bound;

                      (d) the Company has not imposed any Liens upon any of its assets, tangible or intangible;

                      (e) the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $100,000 or outside the Ordinary Course of Business;

                      (f) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

                      (g) the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

                      (h) the Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business or accelerated receivables or deliveries under any contract or order or customer deposits outside the Ordinary Course of Business;

                      (i) the Company has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims), either involving more than fifty thousand dollars ($50,000) or outside the Ordinary Course of Business;

                      (j) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property outside the Ordinary Course of Business;

                      (k) there has been no change made or authorized in the charter or bylaws of the Company;

                      (l) the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                      (m) the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                      (n) the Company has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

                      (o) the Company has not made any loan to, or entered into any other transaction outside of the Ordinary Course of Business with, any of its directors, officers, and employees;

                      (p) the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                      (q) the Company has not granted any increase in the base compensation of any of its directors, officers, and employees, other than in the Ordinary Course of Business;

                      (r) the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit
Plan);

                      (s) the Company has not made any other change in employment terms for any of its directors, officers, and employees, except as required by this Agreement or in the Ordinary Course of Business;

                      (t) the Company has not made or pledged to make any charitable or other capital contribution;

                      (u) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company that would cause a Material Adverse Change; and

                      (v) the Company has not committed to any of the foregoing.

                  4.9 UNDISCLOSED LIABILITIES. To the Sellers' Knowledge, the Company has no material Liability except for:

                      (a) Liabilities set forth on the face of the Most Recent Balance Sheet;

                      (b) Liabilities that have arisen after or to be performed after the Most Recent Fiscal Year End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law, or which involves a material variance from the experiences of the Company in the fiscal year ended December 31, 1999); and

                      (c) Liabilities disclosed in this Agreement or in the Disclosure Schedule.

                 4.10 LEGAL COMPLIANCE. Except as set forth in Section 4.10 of the Disclosure Schedule, the Company (and each of its Affiliates, to the extent that the same is material to the Company) has complied in all respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure of the Company to comply would not cause a Material Adverse Change, and, to the Knowledge of Sellers, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any material failure to comply with such applicable laws. Without limiting the generality of the foregoing, the Company (and each of its Affiliates, to the extent that the same is material to the Company) has complied, to the extent applicable, in all material respects with the Occupational Safety and Health Act of 1970 and all other laws and regulations promulgated or enforced by the Occupational Safety and Health Administration of the U.S. Department of Labor, except where the failure of the Company would not cause a Material Adverse Change.

                 4.11 TAX MATTERS. Except as disclosed in Section 4.11 of the Disclosure Schedule:

                      (a) The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete. All Taxes due and payable by the Company (whether or not shown on any Tax Return) have been paid, except for Taxes that the Company is disputing in good faith as specifically set forth in Section 4.11 of the Disclosure Schedule. The Company currently is not the beneficiary of any extension of time (except as shown on Section 4.11 of the Disclosure Schedule) within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

                      (b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                      (c) To the Sellers' Knowledge, no taxing authority plans to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company either (1) claimed or raised by any authority in writing or (2) as to which any of the Sellers has Knowledge based upon personal contact with any agent of such authority.

Section 4.11 of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1997 that have been the subject of audit adjustments, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Sellers have delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company, if any, since January 1, 1997.

                      (d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                      (e) The Company has not filed a consent under Code Section 341(f) concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments in connection with the transactions contemplated by the Agreement that will not be deductible under Code Section 280G. The Company has not been a United States real property holding corporation within the meaning of Code
Section 897(c)(2) for the five (5) year period preceding the Closing Date.

                      (f) The Company is not and has not been a party to any Tax allocation or sharing agreement. The Company (1) has not been a member of an Affiliated Group filing a federal income Tax Return (other than a group the common parent of which was the Company) or (2) has no Liability for the Taxes of any Person (other than any of the Company) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                      (g) The Company has been an S corporation under the Code at all times since the 1988 calendar year. The Company is not subject to the built-in gains Tax imposed under Code Section 1374.

                 4.12 REAL ESTATE.

                      (a) The Company does not own any real property.

                      (b) Section 4.12(b) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company. The Sellers have delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 4.12(b) of the Disclosure Schedule. With respect to each lease and sublease listed in Section 4.12(b) of the Disclosure Schedule:

                          (1) the lease or sublease is legal, valid, binding and
enforceable against the Company and, to the Sellers' Knowledge, the landlord thereunder, and, to Sellers' Knowledge in full force and effect;

                          (2) the lease or sublease will, as of the Closing
Date, continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby;

                          (3) to the Sellers' Knowledge, no party to the lease
or sublease is in breach or default, and to the Sellers' Knowledge, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                          (4) to the Sellers' Knowledge, no party to the lease
or sublease has repudiated any provision thereof;

                          (5) to the Sellers' Knowledge, there are no disputes,
oral agreements, or forbearance programs in effect as to the lease or sublease;

                          (6) with respect to each sublease, the representations
and warranties set forth in paragraphs (1) through (5) above are true and correct with respect to the underlying lease;

                          (7) the Company has not assigned, transferred,
conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                          (8) all facilities leased or subleased thereunder have
received all approvals of governmental authorities (including licenses and permits) required in connection with the Company's operations thereon and have been operated and maintained in accordance with applicable laws, rules, and regulations, except where a failure would not cause a Material Adverse Change; and

                          (9) to the Sellers' Knowledge, all facilities leased
or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

                 4.13 INTELLECTUAL PROPERTY.

                      (a) The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all material Intellectual Property necessary for the operation of the businesses of the Company as presently conducted. Each material item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will, to the Sellers' Knowledge, be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder.

                      (b) To the Sellers' Knowledge, except as set forth in
Section 4.13(b) of the Disclosure Schedule, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the Company nor any of the Sellers has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Sellers' Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

                      (c) Section 4.13(c) of the Disclosure Schedule identifies each patent or registration which has been issued to the Company with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Company has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Sellers have delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Section 4.13(c) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by the Company in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 4.13(c) of the Disclosure Schedule:

                          (1) the Company possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction;

                          (2) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                          (3) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Sellers' Knowledge, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                          (4) the Company has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                      (d) Section 4.13(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission. The Sellers have delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in
Section 4.13(d) of the Disclosure Schedule:

                          (1) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and, to the Sellers' Knowledge, in full force and effect;

                          (2) the license, sublicense, agreement, or permission will, as of the Closing Date, continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby;

                          (3) the Company and, to the Sellers' Knowledge, the third party owner, is not in breach or default of any such license, sublicense, agreement, or permission, and, to the Sellers' Knowledge, no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                          (4) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                          (5) with respect to each sublicense, the representations and warranties set forth in paragraphs (1) through (4) above are true and correct with respect to the underlying license;

                          (6) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                          (7) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Sellers' Knowledge, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                          (8) the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                      (e) The Company will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted.

                 4.14 TANGIBLE ASSETS. The Company owns or leases (solely in the case of leased tangible personal property identified with specificity in
Section 4.5(b) of the Disclosure Schedule), all buildings, machinery, equipment, and other tangible assets necessary for the conduct of the business of the Company as currently conducted and operated. Each such tangible asset is in good operating condition and repair, ordinary wear and tear excepted. THE FOREGOING EXPRESS WARRANTY AS TO THE CONDITION OF THE TANGIBLE ASSETS IS IN LIEU OF ALL OTHER WARRANTIES AS TO THE CONDITION OF THE TANGIBLE ASSETS OF THE COMPANY, AND ALL OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING THOSE OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY DISCLAIMED.

                  4.15 INVENTORY. The inventory of the Company consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which taken as a whole is in all material respects merchantable and fit for the purpose for which it was procured or manufactured, and no material portion of which is slow-moving, obsolete, damaged or defective, subject to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

                 4.16 CONTRACTS. Except as set forth in Section 4.16 of the Disclosure Schedule, the Company is not a party to:

                      (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000 per annum;

                      (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which shall extend over a period of more than two months, result in a loss to the Company, or involve consideration in excess of $50,000;

                      (c) any agreement concerning a partnership or joint venture;

                      (d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $5,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

                      (e) any agreement in effect as of the Closing Date concerning confidentiality or noncompetition;

                      (f) any agreement involving any of the Sellers, any other Affiliate of the Company, or any Affiliate of any of the Sellers;

                      (g) any operating lease under which it uses any of its assets;

                      (h) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of any current or former directors, officers, and employees;

                      (i) any collective bargaining agreement;

                      (j) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis (excepting employment at will) providing annual compensation in excess of $10,000 other than in the Ordinary Course of Business or providing severance benefits;

                      (k) any agreement under which it has advanced or loaned any amount to any of its stockholders, directors, officers, employees, or Affiliates;

                      (l) any agreement under which the consequences of a default or termination are reasonably likely to have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company; or

                      (m) any other agreement (or group or related agreements), the performance of which involves consideration in excess of $50,000.

The Sellers have delivered to the Buyer a correct and complete copy of each written agreement listed in Section 4.16 of the Disclosure Schedule (as amended to date). With respect to each such agreement: (1) the agreement is legal, valid, binding, and enforceable against the Company, and to the Sellers' Knowledge, the other party thereto, and, to the Sellers' Knowledge, in full force and effect; (2) the agreement will, as of the Closing Date, continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby; (3) the Company is not in breach or default and, to the Sellers' Knowledge, no other party is in breach or default, and, to the Sellers' Knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (4) the Company has not repudiated any provision of the agreement and, to the Sellers' Knowledge, no other party has repudiated any provision of the agreement.

                 4.17 NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of the Company are reflected properly on its books and records, are valid receivables that arose in the Ordinary Course of Business, are current and, to the Sellers' Knowledge, collectible, subject to any reserve for bad debts set forth on the face of the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Company, and are properly stated in accordance with GAAP consistently applied and consistent with the past custom and practice of the Company.

                 4.18 POWERS OF ATTORNEY. Except as set forth in Section 4.18 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company.

                 4.19 INSURANCE.

                      (a) Section 4.19 of the Disclosure Schedule sets forth each insurance policy (including policies providing property, casualty, liability, health insurance, and workers' compensation coverage and bond and surety arrangements) to which the Company is a party, a named insured, or otherwise the beneficiary of coverage:

                      (b) With respect to each of the insurance policies described in Section 4.19(a):

                          (1) the policy is legal, valid, binding and enforceable against the Company, and to the Sellers' Knowledge, the other party thereto, and, to the Sellers' Knowledge, in full force and effect;

                          (2) the policy will, as of the Closing Date, continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby;

                          (3) the Company, and to the Sellers' Knowledge, no other party to the policy, is in breach or default (including with respect to the payment of premiums or the giving of notices), and, to the Sellers' Knowledge, no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and

                          (4) the Company has not and, to the Sellers'
          Knowledge, no other party to the policy, has repudiated any provision thereof.

                      (c) Except as otherwise set forth in Section 4.19 of the Disclosure Schedule, the Company does not now maintain, nor has it at any time during the last five (5) years maintained, any self-insurance plan, nor is there any self-insurance arrangement affecting the Company. The Company has been covered during the last five (5) years by insurance in scope and amount customary and reasonable for the business in which it has been engaged.

                 4.20 LITIGATION.

                      (a) Except as set forth in Section 4.20 of the Disclosure Schedule, there is no instance in which the Company (1) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (2) is a party or, to the Sellers' Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

                      (b) The actions, suits, proceedings, hearings, and investigations set forth in Section 4.20 of the Disclosure Schedule can not and will not, individually or in the aggregate, result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company. None of the Sellers has any reason to believe that any such material action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company.

                 4.21 PRODUCT WARRANTY. Except as set forth in Section 4.21 of the Disclosure Schedule, each product manufactured, sold, leased, or delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and, to the Sellers' Knowledge, the Company has no Liability (and, to the Sellers' Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. No such product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 4.21 of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease used by the Company (containing applicable guaranty, warranty, and indemnity provisions). Any reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet is consistent with the Company's past customs and practices, is in accordance with GAAP, and is adequate in all respects.

                 4.22 PRODUCT LIABILITY. Except for any reserve for product liability matters reflected on the Most Recent Balance Sheet, the Company has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company prior to the Closing Date. Any reserve for product liability matters set forth on the face of the Most Recent Balance Sheet is consistent with the Company's past customs and practices, is in accordance with GAAP, and is adequate in all respects.

                 4.23 EMPLOYEES. To the Sellers' Knowledge, no key employee or group of employees has given written notice of any plans to terminate employment with the Company following the Closing. No part of the Company's workforce is unionized, and to the Sellers' Knowledge, no organizational effort presently is being made or threatened by or on behalf of any labor union with respect to any employees of the Company. The Company is not a party to or bound by any collective bargaining agreement, and has not experienced any strikes, general grievances, claims of unfair labor practices, or other collective bargaining disputes. To the Sellers' Knowledge, the Company has not committed any material unfair labor practice in violation of applicable law. Section 4.23 of the Disclosure Schedule includes a list of all employees of the Company, their dates of hire, current positions and base salaries and commission or bonus schedules.

                 4.24 EMPLOYEE BENEFITS.

                      (a) Section 4.24 of the Disclosure Schedule lists each Employee Benefit Plan that the Company maintains or to which the Company contributes.

                          (1) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                          (2) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, Forms PBGC-1's, and summary plan descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan in material compliance with ERISA to the extent applicable. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code
          Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan subject to such requirements.

                          (3) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company and applicable regulations of the U.S. Department of Labor. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                          (4) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Section 401(a) and is the subject of a favorable determination letter issued by the Internal Revenue Service, or an application for such determination has been or may be filed within the applicable remedial amendment period.

                          (5) No such Employee Benefit Plan is subject to the requirements of Title IV of ERISA.

                          (6) The Sellers have delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                      (b) With respect to each Employee Benefit Plan that any of the Company and the Controlled Group of Corporations which includes the Company maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                          (1) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened.

                          (2) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. None of the Sellers has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                          (3) The Company has not incurred, and none of the Sellers has any reason to expect that the Company will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability within the meaning of ERISA Section 4201) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                      (c) None of the Company and the other members of the Controlled Group of Corporations that includes the Company contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal liability within the meaning of ERISA Section 4201) under any Multiemployer Plan.

                      (d) The Company does not maintain and never has maintained or contributed to, and never has been required to contribute to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B or any other applicable law).

                 4.25 GUARANTIES. The Company is not a guarantor or otherwise is not liable for any Liability or obligation (including indebtedness) of any other Person.

                 4.26 ENVIRONMENT, HEALTH, AND SAFETY. Except as set forth in
Section 4.26 of the Disclosure Schedule:

                      (a) To the Sellers' Knowledge, the Company, each of the Company's Affiliates and each predecessor of the Company for which the Company could be legally responsible, have complied in all material respects with all applicable Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company or any Company Affiliate alleging any failure so to comply. Without limiting the generality of the preceding sentence, to the Sellers'

Knowledge, the Company, each of the Company's Affiliates, and each predecessor of the Company for which the Company could be legally responsible have obtained and been in material compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and to the Sellers' Knowledge, the Company and all Company Affiliates have complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

                      (b) To the Sellers' Knowledge, the Company, each of the Company's Affiliates, and each predecessor of the Company for which the Company could be legally responsible have no Liability for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any individual, or for any reason under any Environmental, Health, and Safety Law. To the Sellers' Knowledge, neither the Company, any of the Company's Affiliates, nor any predecessor of the Company for which the Company could be legally responsible has handled or disposed of any substance, arranged for the disposal of any substance, exposed any individual to any substance or condition, or owned or operated any property or facility in any manner that has violated in any material respect the Environmental, Health, and Safety Laws.

                      (c) To the Sellers' Knowledge, neither the Company, the Company's Affiliates, nor any predecessor of the Company for which the Company could be legally responsible has used, generated, operated, processed, distributed, recycled, transported, treated, stored, handled, emitted, discharged, released or disposed of (or, to the Sellers' Knowledge, caused any person or entity to do any of the foregoing or assisted any person or entity in doing any of the foregoing) any Hazardous Materials on any property now or heretofore used by Company, any Affiliate of the Company, or any predecessor of the Company for which the Company could be legally responsible in a manner that reasonably could be expected to result in Liability under the Environmental, Health, and Safety Laws.

                      (d) To the Sellers' Knowledge, there are no underground storage tanks, landfills, sumps, drainfields, or cesspools on any property now or heretofore used by Company, any Affiliate of the Company, or any predecessor of the Company for which the Company could be legally responsible.

                      (e) Neither the Company nor any Seller has received any notice and Sellers have no Knowledge of any claim for cleanup, environmental damages, costs of investigation or any other claim asserted under any Environmental, Health, and Safety Laws and relating to any property now or heretofore used by Company, any Affiliate of the Company, or any predecessor of the Company for which the Company could be legally responsible.

                      (f) To the Sellers' Knowledge, all property now or heretofore used by Company, any Affiliate of the Company, or any predecessor of the Company for which the Company could be legally responsible are and have been free of asbestos, PCB's, methylene chloride, 1,1,1 trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances and of their surrogate constituents.


                 4.27 CERTAIN BUSINESS RELATIONSHIPS WITH THE COMPANY. Except as set forth with specificity in Section 4.27 of the Disclosure Schedule, no Seller or Affiliate of any Seller has been involved in any business arrangement or relationship with the Company within the past 12 months or owns any asset, tangible or intangible, that is used in the business of the Company.

                 4.28 HSR ACT. Neither the Company nor its "ultimate parent entity," as determined pursuant to the HSR Act, has either:

                      (a) net annual sales of twenty-five million dollars ($25,000,000) or more; or

                      (b) total assets of twenty-five million dollars ($25,000,000) or more.

                 4.29 BANKING ARRANGEMENTS. Section 4.29 of the Disclosure Schedule sets forth the name and address of each bank, trust company, savings and loan association, brokerage house and other financial institution at which the Company maintains an account or safety deposit box of any nature, the account number, and the names of each Person authorized to draw thereon or make withdrawals therefrom.

                 4.30 GOVERNMENT CONTRACTS. There is no suit or, to Sellers' Knowledge, investigation pending or, to Sellers' Knowledge, threatened, against the Company asserting or alleging the commission of criminal acts or bribery by it with respect to any contract or other agreement between the Company and any governmental entity (including any foreign, federal, state, local or other governmental authority or regulatory body) (a "Government Contract"). The Company has never been debarred or suspended from participation in the award of contracts with any governmental entity. The Company is currently in compliance with all applicable laws, rules and regulations relating to any Government Contract, except where such a failure to comply would not cause a Material Adverse Change, and the Company has never received written notice of any kind from any governmental entity alleging any violation, or notifying it of any investigation of a possible violation, of any applicable law, rule or regulation by the Company or any act for which the Company could be debarred or suspended from contracting with any governmental entity, or prohibiting or seeking to prohibit it from conducting, or restricting or seeking to restrict its ability to conduct, contracting with any governmental entity. Section 4.30 of the Disclosure Schedule includes a list of every Government Contract.

                  4.31 BUSINESS ACTIVITY RESTRICTION. There is no non-competition or other similar agreement, commitment, judgment, injunction, order or decree to which the Company is a party or subject to that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of business by the Company. The Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business.

                  4.32 CUSTOMERS AND SUPPLIERS. Except as set forth in Section
4.32 of the Disclosure Schedule, no customer which individually accounted for more than 3% of the Company's gross revenues during the 12-month period preceding the date hereof has canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate or decrease its relationship with the Company, or has decreased materially its relationship with the Company or its usage of the services or products of the Company, as the case may be.

                  4.33 DISCLOSURE. To the Sellers' Knowledge, the representations and warranties contained in this Section 4 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Section 4 not misleading.

         5. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing:

                  5.1 GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 6 below). The Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company; provided, however, that the Sellers may have access to the same as reasonably required (and only to the extent reasonably required) in order to permit the Sellers to defend claims brought against them or to make tax and other filings required of them.

                  5.2 LITIGATION SUPPORT. If and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with such Party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Section 6 below).

                  5.3 CONFIDENTIALITY. On the Closing Date, the existing Confidentiality Agreement between the Parties shall be deemed superseded by this Agreement. Thereafter, except as reasonably required (and only to the extent reasonably required) in order to permit the Sellers (i) to pursue any claim under this Agreement or any ancillary agreement, (ii) to defend claims brought against them, (iii) to respond to any investigation of a governmental or quasi-governmental authority or (iv) to make tax and other filings, for a period ending three (3) years after the termination of such Seller's employment by the Company or any Affiliate thereof, each of the Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. If any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.4. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure.

                  5.4 SECTION 338(h)(10) ELECTION.

                      (a) Buyer's Option to Require Section 338(h)(10) Election. At the Buyer's option, all of the Sellers will join with the Buyer in making an irrevocable election under Section 338(h)(10) of the Code and Treasury Regulations Section 1.338(h)(10)-1T(c)(2) (and any similar election permitted under state, local, and foreign tax law) with respect to the acquisition of the Company Shares hereunder (all such elections are referred to collectively herein as the "Section 338(h)(10) Election"), provided that:

                          (1) the Buyer shall have given written notice (the "Election Notice") to the Seller Representative no later than sixty
          (60) days before the desired filing date of the Section 338(h)(10) Election;

                          (2) the Buyer shall have paid to each of the Sellers an amount equal to the sum of the Estimated Tax Increase Adjustment (as defined below); and

                          (3) the Buyer shall have deposited in escrow an amount equal to the Estimated Tax Acceleration Amount (as defined below) as security for the Buyer's obligation to make the loans required by
          Section 5.4(c).

                      (b) Additional Consideration for Company Shares. If the Buyer exercises its option pursuant to Section 5.4(a) hereof, the Buyer shall pay to each of the Sellers such amount (the "Section 338 Price Increase") as is required to cause each Seller to be in the same after-tax economic position with respect to the sale of his Company Shares as he would have been in if the
Section 338 Election had not been made. The Section 338 Price Increase shall take into account:

                          (1) All Taxes imposed on such Seller as a result of the making of the Section 338(h)(10) Election (including income Taxes on the increases to the purchase price of the Company Shares required under this Section 5.4), to the extent such Taxes exceed the amount of such Taxes that would have been imposed on the Seller (such as by reason of changes in character of reportable income, taxing jurisdiction or inability to offset related gains and losses) if the
          Section 338(h)(10) Election had not been made with respect to the acquisition of the Company Shares hereunder (the "Tax Increase Adjustment");

                          (2) The time value of money cost of acceleration of income taxes on gains attributable to such Seller's sale of the Company Shares by reason of the Section 338(h)(10) Election compared to a sale in which the Section 338(h)(10) Election had not been made (such as by reason of ineligibility to use the installment method of reporting under Section 453 of the Code) (the "Tax Acceleration Adjustment"); and

                          (3) All other costs incurred by such Seller as a result of the Section 338(h)(10) Election, including reasonable costs incurred in connection with review of documents, computations and tax filings or participation in examinations related to the Section 338(h)(10) Election and its consequences

         (including the payments required under this Section 5.4) (the "Incidental Costs Adjustment").

                      (c) Loans to Pay Accelerated Tax Liabilities. To the extent that the effect of the Section 338 Election is to create a timing difference with respect to the payment of Taxes, rather than a permanent difference in the amount of Tax imposed (such as by reason of the unavailability of the installment method under Section 453 of the Code with respect to any deferred payments for the Company Shares payable under this Agreement), the Buyer shall loan an amount to each Seller equal to the amount of Taxes that is required to be paid by such Seller in advance of the time such Taxes would otherwise be payable (the "Tax Acceleration Amount"). The loans of the Tax Acceleration Amount shall be disbursed to each Seller, after notice by such Seller to the Buyer regarding the obligation to pay such accelerated tax, not later than five (5) days prior to the date that such increase in Tax is required to be paid by the Seller. The loaned amounts shall be repayable without interest on the dates and to the extent that the accelerated Tax liability would have been payable had the Section 338 Election not been made.

                      (d) Redeterminations of Section 338 Price Increase. If the
Section 338 Price Increase payable to any Seller exceeds the sum of the payments previously made (or deemed made) to such Seller under this Section 5.4, the Buyer shall pay to such Seller the amount of such excess within thirty (30) days after such Seller gives notice to the Buyer of a recomputation of the Section 338 Price Increases along with supporting computations and documentation showing the additional amount payable under this Section 5.4.

                      (e) Adjustment and Allocation of Deemed Sale Price. If the Buyer elects to require a Section 338(h)(10) Election, the Buyer shall furnish to the Sellers with the Election Notice a proposed adjustment and allocation schedule (the "Allocation Schedule") determining the ADSP (as such term is defined in Treasury Regulations Section 1.338-4T) and the allocation thereof to the assets of Company (as provided in Treasury Regulations Section 1.338-6T and 1.338-7T). The Allocation Schedule shall also set forth a calculation of the Estimated Tax Increase Adjustment, the Estimated Tax Acceleration Adjustment and the Accelerated Tax Amount for each of the Sellers.

                      (f) Computation of Estimated Tax Increase Adjustment. The Estimated Tax Increase Adjustment shall be computed on the following assumptions:

                          (1) Each Seller is a resident of Maryland;

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



                          (2) Each Seller would have recognized long-term capital gain and no ordinary income on the sale of the Company Shares (except to the extent that payments would have been required to be characterized as interest);

                          (3) Each Seller has no other installment receivables arising in the year of the Closing which are being reported on the installment method pursuant to Section 453 of the Code;

                          (4) Each Seller will incur federal income tax liability on income which is not long-term capital gain at the maximum marginal rates applicable to such income;

                          (5) Each Seller will incur state and local income tax liability at the maximum marginal rate applicable in each relevant state on the income allocated to such Seller on the Form K-1 (or its equivalent) to be provided such Seller for states which recognize Subchapter S and in which Company does business.

                      (g) Computation of Tax Acceleration Adjustment. For purposes of determining time value cost of an accelerated Tax payment, an interest rate equal to the Applicable Rate(s) for the relevant period shall be used, and in the case of a prospective computation, shall use the Applicable Rate at of the time the computation is prepared.

                      (h) Acceptance or Objection to Allocation Schedule. Within twenty (20) days after receipt of the Allocation Schedule, the Seller Representative shall deliver to the Buyer a certificate setting forth his acceptance of, or objections to, calculations shown therein, together with a summary of the reasons therefore, and adjustments which, in his view are necessary to eliminate such objections. If the Seller Representative accepts the Allocation Schedule (or does not object within such 20-day period), the calculations of the Estimated Tax Increase Adjustment, the Estimated Tax Acceleration Adjustment and the Accelerated Tax Amount shall be deemed final and binding on such 20th day. If the Seller Representative objects within such 20-day period to the Allocation Schedule, the Buyer and the Seller Representative shall use reasonable efforts during the following 10-day period to resolve any such objections. If the Buyer and the Seller Representative resolve all such differences and each sign a certificate to that effect, the determinations contained in the Allocation Schedule shall be deemed final and binding for purposes of this Agreement If the Seller Representative and the Buyer are unable to resolve all of the differences, the matter shall be referred to a independent accounting firm chosen by and mutually acceptable to both the Buyer and the Seller Representative (the "Section 338 Arbiter") under procedures comparable to those described in Section 2.4(d), except that in all instances, the fees and expenses of the Section 338 Arbiter shall be borne by the Buyer. Upon the Allocation Schedule becoming final, the Buyer shall pay the amount of the Estimated Tax Increase Adjustment, and deposit in escrow the Estimated Tax Acceleration Amount that is shown to be due. The Buyer, the Company and each Seller will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such Allocation Schedule.

                      (i) Treatment of Payments. The sum of the Purchase Price (as adjusted by the Post-Closing Adjustment, the 2001 Earnout Payment, the 2002 Earnout Payment, the Warrants, the Section 338 Price Increase, and any other payment made to the Sellers pursuant to Section 5.4 will be treated as purchase price paid by the Buyer for the Company Shares for all income tax and accounting purposes.

                      (j) Effect on Representations of the Sellers and Computation of Closing Date Cash and Stockholders' Equity. The Sellers shall not be in breach of the representations and warranties contained in Sections 4.9 and
4.11 as a result of any increased Tax liability of the Company solely caused by the Section 338(h)(10) Election, and the Closing Date Cash and Closing Date Stockholders' Equity shall not be reduced by Taxes paid or becoming payable by reason of the Section 338(h)(10) Election.

                  5.5 PREPARATION OF RETURNS AND PAYMENT OF TAXES

                      (a) Buyer's Responsibility for Preparation Tax Returns and Payment of Taxes. Except as specified in Section 5.5(b) below, the Buyer shall prepare or cause to be prepared on behalf of the Company, at no expense to the Sellers, all Tax Returns required to be filed after the Closing Date, and shall timely pay or cause to be paid all Taxes shown to be due thereon.

                      (b) Income Tax Returns for Periods Ending on or before the Closing Date. The Seller Representative shall prepare or cause to be prepared, at the sole expense of the Company, all income Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. In such Tax Returns, the Seller Representative shall be entitled to direct the adoption of any legally permissible filing position in such Tax Returns, subject to the Buyer's consent, not to be unreasonably delayed or withheld, provided that such Tax Returns shall be prepared and all elections relating to such Tax Returns shall be made, to the extent permitted by law, in a manner consistent with prior practice with respect to the Company. The Seller Representative shall permit the Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing, and the Buyer shall file or cause to be filed all such Tax Returns. Irrespective of whether the
Section 338(h)(10) Election is made, each Seller shall include any income, gain, loss, deduction or other tax items for such periods on the Seller's personal Tax Returns in a manner consistent with the Form K-1s (or their equivalent) furnished by Company to the Sellers. If there shall be any unresolved dispute between the Buyer and the Seller Representative regarding the preparation of such Tax Returns, such dispute shall be resolved by referral of the matter to an independent accounting firm, under procedures comparable to those described in Section 5.4(h).

                      (c) Amended Returns. The Buyer shall not amend or cause to be amended any Tax Returns of the Company for taxable years ending on or before the Closing Date without the consent of the Seller Representative. At the request of the Seller Representative, and subject to the Buyer's consent, not to be unreasonably delayed or withheld, the Buyer shall cause to be filed on behalf of the Company amended tax returns prepared by the Seller Representative with respect to taxable years ending on or before the Closing Date

                      (d) Cooperation on Tax Matters. The Buyer, the Company and the Sellers shall cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of Tax Returns pursuant to this
Section 5.5, the preparation and review of the computations required by Section 5.4, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such computations, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer agrees to retain all books and records provided to it with respect to Tax matters pertinent to the Company or the Sellers relating to any taxable period beginning on or before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by a Seller, any extensions thereof) of the respective taxable periods. The Buyer, the Company and each Seller further agrees, upon request and at the sole cost of the requesting party, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Buyer, the Company or the Sellers (including, but not limited to, with respect to the transactions contemplated hereby).

                      (e) Control of Tax Contests. Whenever any taxing authority asserts a claim, makes a written assessment or otherwise disputes the amount of Taxes for which any of the Sellers are or may be liable under this Agreement or by reason of the Sellers' ownership of Company Shares on or before the Closing Date, the Buyer shall, if informed of such an assertion, inform the Sellers Representative within fifteen (15) business days, and the Sellers Representative shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which the Sellers may be liable

(either directly or pursuant to Section 6.2 hereof); provided however, that no settlement that could reasonably be expected to materially affect the amount of Taxes imposed on the Buyer or the Company for taxable periods beginning on or after the Closing Date may be agreed to without the consent of the Buyer, which consent may not be unreasonably withheld or delayed. Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which the Buyer is or may be liable under this Agreement (after taking into account the effect of Section 6.2 hereof), the Sellers shall, if informed of such assertion in writing, inform the Buyer within fifteen (15) days, and the Buyer shall have the right to control any resulting proceedings to the extent that they relate to such claim, assessment or dispute, and to determine whether and when to settle any such claim, assessment or dispute; provided however, that the Sellers Representative shall have the right to consent, which consent shall not be unreasonably withheld or delayed, to any settlement to the extent such proceedings could reasonably be expected to materially affect the amount of Taxes for which the Sellers are or may be liable (either directly or pursuant to Section 6.2 hereof).

                      (f) Resulting Company Taxes to be Paid by Buyer. The Buyer shall pay or caused to be paid by Company any Tax imposed upon the Company attributable to the making of the Section 338(h)(10) Election, including without limitation any Tax, or any state, local or foreign Tax imposed on the Company (as distinguished from the Sellers) as a consequence of the resulting deemed sale by Company of its assets, except to the extent that such Tax is imposed by reason of a breach of the Sellers' representation under Section 4.11(g).

                      (g) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes (including any penalties and interest) incurred in connection with this Agreement and imposed upon the Sellers shall be paid by the Buyer when due. All necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees shall be filed by the party bearing the obligation under applicable law to so file, and, if required by applicable law, the other party or parties will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

                  5.6 EMPLOYEE MATTERS. Upon the Closing the Buyer shall cause the Company to continue to employ its current employees with substantially similar job titles and responsibilities; provided, however, that the foregoing shall not require the Company to continue to employ any employee for a particular period of time. The Company represents that it has terminated its 401(k) plan effective as of the date immediately preceding the Closing Date and shall provide to the Buyer resolutions of the Board of Directors of the Company authorizing such termination. Individuals employed by the Company at the Closing Date shall be allowed to participate in the Buyer's 401(k) Retirement Plan, original effective date January 1,

1990, and amended and restated as of October 1, 1998 (the "Buyer Plan"), effective as of the first payroll following the Closing Date, and past service credit shall be granted under the Buyer Plan for the purposes of eligibility and vesting for service with the Company prior to the Closing Date. After the Closing, the Buyer anticipates that the Company's employees (other than the Sellers) will be eligible to participate in the Buyer's bonus incentive program and that all of the Company's employees will be eligible to participate in the Buyer's Incentive Stock Option Plan, subject in all cases to the approval of, and terms and conditions imposed by, the Board of Directors. The Company will continue to make available its current benefit plans listed in Section 4.24 of the Disclosure Schedule (except for its 401(k) plan) following the Closing; provided, however, that the foregoing shall not prevent the Company from amending, modifying or terminating such plans from time to time following the Closing as it may determine in accordance with applicable law.

         6. REMEDIES FOR BREACHES OF THIS AGREEMENT.

                  6.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of Sellers and Buyer contained in this Agreement shall survive the Closing and continue in full force and effect thereafter for a period of eighteen (18) months following the Closing Date. In order to be valid, all claims must be delivered in writing prior to the end of such survival period, describing the facts and circumstances and the provision of this Agreement upon which the claim is based, and such facts and circumstances must be sufficient to cause the party asserting the claim to conclude that there exists a reasonable basis for an indemnity claim under this Agreement. All of the covenants contained in this Agreement shall survive the Closing and continue thereafter until they expire by their terms.

                  6.2 INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER AND THE COMPANY.

                      (a) If any of the Sellers breaches any of their representations, warranties or covenants contained herein and, provided that the Buyer gives a written notice of such claim for indemnification against such Seller pursuant to Section 7.7 below within the survival period set forth in
Section 6.1 above, then such Seller severally as to himself (but not jointly), in proportion to his percentage ownership in the Company Shares (except with respect to the breach of a representation or warranty under Section 3 above or a covenant contained herein made individually by such Seller, in which case such Seller's obligation hereunder shall not relate to such percentage ownership and no other Seller shall be deemed to have committed a breach solely by reason of such Seller's breach), agrees to indemnify the Company and the Buyer from and against the entirety of any Adverse Consequences the Buyer and/or the Company may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period which are directly related to such claim for indemnification) resulting from, arising out of, or caused by the breach. Any written notice given by Buyer pursuant to this Section 6.2(a) shall specifically state (i) the breach of representation, warranty, covenant or agreement claimed by Buyer and (ii) the amount of the loss, damage or other Adverse Consequence incurred or expected to be incurred by the Buyer.

                      (b) Notwithstanding the foregoing, the Sellers shall not have any obligation to indemnify Buyer or the Company under this Section 6.2 for a breach of a representation, warranty or covenant until the Buyer and/or the Company has suffered Adverse Consequences by reason of all such breaches in excess of a seventy-five thousand dollar ($75,000) aggregate threshold (after which point the Sellers will be obligated only to indemnify Buyer from and against further such Adverse Consequences). In no event shall any Seller be liable under this Section 6.2, (i) for any amount in excess of such Seller's pro rata share of fifty percent (50%) of the Purchase Price, as such pro rata share is determined pursuant to Section 2.2(c) hereof, or (ii) with respect to a breach of any representation, warranty or covenant by another Seller. The foregoing threshold and cap shall not apply with respect to any Adverse Consequences suffered by the Buyer or the Company arising out of any Seller's breach of Section 2.3(b) or (c) or 3.1(d) hereof or the obligation to properly deliver the stock certificates under Section 2.8(a)(1).

                      (c) For purposes of this Agreement, any Adverse Consequences suffered by the Company shall be deemed suffered by the Buyer, and any Adverse Consequences suffered by the Buyer shall be deemed suffered by the Company; provided, however, that the Sellers shall not be liable for a double recovery of the same Adverse Consequences.

                  6.3 INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLERS.

                      (a) If the Buyer breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 6.1 above, provided that any of the Sellers gives written notice of a claim for indemnification against the Buyer pursuant to Section 7.7 below within such survival period, then the Buyer agrees to indemnify each of the Sellers from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period which are directly related to such claim for indemnification) resulting from, arising out of, relating to, in the nature of, or caused by the breach. Any written notice given by Seller pursuant to this Section 6.3(a) shall specifically state (i) the breach of representation, warranty, covenant or agreement claimed by Seller and (ii) the amount of the loss, damage or other Adverse Consequence incurred or expected to be incurred by the Seller.

                      (b) Notwithstanding the foregoing, the Buyer shall not have any obligation to indemnify the Seller under this Section 6.3 until the Sellers have suffered Adverse Consequences by reason of all such breaches in excess of a seventy-five thousand dollar ($75,000) aggregate threshold (after which point the Buyer will be obligated only to indemnify the Sellers from and against further such Adverse Consequences); provided, however, that this threshold shall not apply with respect to any Adverse Consequences suffered by any Seller arising out of (i) Buyer's breach of Sections 2.2, 2.3(b) or (c), 2.4, 2.5, 2.6 or 2.8(c)(1) hereof, (ii) Buyer's breach under any Employment Agreement between Buyer and any Seller and any agreement entered into in connection therewith, or (iii) Buyer's default in payment under the Buyer Notes.

                  6.4 INDEMNIFICATION PROCEDURES.

                      (a) Claims Between Buyer and Seller. In the event the Buyer or a Seller (an "Indemnified Party") has a claim against the other party (an "Indemnifying Party") hereunder which does not involve a clam being asserted against or sought to be collected by a third party, the Indemnifying Party shall have thirty (30) days from receipt of the written notice under Section 6.2(a) or 6.3(a) above (the "Notice Period"), as the case may be, to notify the Indemnified Party that the Indemnifying Party disputes such claim. If the Indemnifying Party so objects in writing to such claim, the Indemnified Party shall have fifteen (15) days to respond in writing to the objection of the Indemnifying Party. If after such 15-day period there remains a dispute as to such claim, the parties shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to such claim. If the parties so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. If no such agreement can be reached, either the Indemnified Party or the Indemnifying Party may arbitrate such claim in accordance with Section 7.14 hereof.

                      (b) Claims Involving Third Parties.

                          (1) If any third party shall assert a claim against an Indemnified Party with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any Indemnifying Party under this Section 6, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay within the survival period on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent that) the Indemnifying Party thereby is prejudiced.

                          (2) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of the Indemnifying Party's choice reasonably satisfactory to the Indemnified Party upon notification to the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim. The Indemnifying Party shall use its best efforts to conduct the defense of the Third Party Claim actively and diligently.

                          (3) The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in, but not control, the defense of the Third Party Claim, provided, that (1) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, (2) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, which shall not be withheld unreasonably, and (3) the Indemnified Party will consent to the settlement of any Third Party Claim if such settlement involves only the payment of a monetary sum by the Indemnifying Party.

                          (4) If in the reasonable opinion of the Indemnified Party, any claim seeks relief which would have a material adverse effect on the Indemnified Party, then after written notice to the Indemnifying Party and an opportunity to cure (the right to cure shall not be required to the extent that prompt action on the part of the Indemnified Party shall be reasonably necessary), the Indemnified Party may defend against the claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party. If the Indemnified Party should elect to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such claim at the sole cost and expense of the Indemnifying Party.

                  6.5 TAX AFFECTING THE INDEMNIFICATION PAYMENTS; EXCEPTIONS. Any indemnification payment made pursuant to Section 6 shall be (a) reduced by any current or future net Tax benefits actually or anticipated to be derived by the Indemnified Party or its Affiliates (including any net Tax benefits derived from upward or downward adjustments of income of the Company for taxable periods prior to or after the Closing) with respect to damages, losses, or Adverse Consequences giving rise to such indemnification payment, (b) grossed up to take into account any current or future additional Taxes incurred by the Indemnified Party or its Affiliates with respect to such indemnification payment, and (c) reduced by the amount of any insurance proceeds received by an Indemnified Party in connection with an indemnification claim.

                  6.6 EXCLUSIVE REMEDY. The parties hereto acknowledge and agree that the indemnification provisions in this Section 6 shall be the exclusive remedy of the Buyer and the Seller with respect to the transactions contemplated by, and any claims arising under, this Agreement, except with respect to any claim of actual fraud in connection with this Agreement.

                  6.7 NO SELLER INDEMNITY CLAIMS AGAINST COMPANY. Each of the Sellers hereby agrees that it will not make any claim for indemnification against the Company by reason of the fact that he was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand for which there has been a final determination under this Section 6 or
Section 7.14 that Buyer is entitled to indemnification hereunder against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise). Any such right that any Seller otherwise would have is specifically waived hereby.

                  6.8 RECOUPMENT UNDER BUYER NOTES OR EARNOUT PAYMENTS. In the event that the Buyer issues Buyer Notes to the Sellers under Section 2.3 above, the Buyer shall have the option of recouping all or any part of any Adverse Consequences for which there has been a final determination under this Section 6 or Section 7.14 that it is entitled to be indemnified under this Section 6 by notifying the Sellers that it is reducing the principal amount outstanding under the Buyer Notes. This shall affect the timing and amount of payments required under the Buyer Notes in the same manner as if the Buyer had made a permitted prepayment (without premium or penalty) thereunder. The Buyer shall also have the option of recouping all or any part of any Adverse Consequences for which there has been a final determination under this Section 6 or Section 7.14 it is entitled to be indemnified under this Section 6 by notifying the Sellers that it is reducing the amount of any Earnout Payment due following the final determination of the Company's EBIT for any earnout period under Section 2.4(c) or (d) above.

                  6.9 AUTOMOBILE DEBT RELEASE AND INDEMNITY. The Buyer shall use its reasonable efforts following Closing to have Harry J. Binck and David E. Bowles to be released from their personal guarantees on the Company's indebtedness as disclosed on Section 4.27 of the Disclosure Schedule for the two automobiles owned by the Company and used by them. In the event that the Buyer is unable to obtain such release, it shall indemnify such Sellers from any Adverse Consequences they may suffer pursuant to such guarantees.

         7. MISCELLANEOUS.

                  7.1 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and the Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

                  7.2 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                  7.3 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                  7.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers.

                  7.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  7.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  7.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight courier service (with receipt therefor) and addressed to the intended recipient as set forth below:


       If to the Sellers:            Mr. Harry J. Binck
       ------------------            Mr. David E. Bowles
                                     Mr. John B. Dillon
                                     c/o 9802 Culver Street
                                     Kensington, Maryland 20895

                Copy to:             Venable, Baetjer, Howard & Civiletti, LLP
                                     1615 L Street, N.W., Suite 400
                                     Washington, DC 20036-5612
                                     Attn: Michael A. Schlesinger

       If to the Buyer:              Paravant Inc.
       ----------------              89 Headquarters Plaza North
                                     Suite 1421
                                     Morristown, NJ 07960
                                     Attn: Mr. William R. Craven
                                           President

               Copy to:              Holland & Knight LLP
                                     200 South Orange Avenue, Suite 2600
                                     Orlando, Florida 32801
                                     Attn: Tom McAleavey


Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

                  7.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

                  7.9 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  7.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                 7.11 EXPENSES. The parties agree with respect to expenses and brokerage, as follows:


                      (a) Separate Expenses. The Buyer, on the one hand, and the Sellers, on the other hand, will pay their respective legal, accounting, tax, or other advisors' expenses incurred in pursuing and consummating the transactions contemplated by this Agreement.

                      (b) Brokers. The Buyer will be solely responsible all amounts payable to any and all brokers, finders, and similar intermediaries who have made arrangements with the Buyer with respect to the transactions contemplated hereby. The Sellers will be solely responsible all amounts payable to any and all brokers, finders, and similar intermediaries who have made arrangements with the Sellers, or any of them, with respect to the transactions contemplated hereby. Each of the Buyer, on the one hand, and the Sellers, on the other hand, will indemnify the other with respect to claims made by brokers, finders, or other intermediaries engaged by the other party.

                 7.12 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. Subject to the first paragraph of Section 4 hereof, if any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant; provided, however, that the foregoing shall not apply to an inadvertent omission of an item from one section of the Disclosure Schedule when such item was specifically disclosed in another section of the Disclosure Schedule.

                 7.13 INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                 7.14 DISPUTE RESOLUTION.

                      (a) Except as specifically set forth in Sections 2, 5.4 and 5.5 above, any claim or dispute between the Sellers, on the one hand, and the Buyer, on the other hand, arising out of or in connection with this Agreement or any alleged breach hereof (a "Claim") shall be submitted in writing for resolution to the President of Paravant and the Seller Representative, who shall have 30 days after such submission to seek in good faith an amicable settlement.

                      (b) If the Claim has not been resolved by the Parties within 30 days after written notice of the Claim is first given by any Party pursuant to Section 7.14(a) above, then either Party may file a demand for arbitration under the Commercial Arbitration Rules (the "Rules") of the American Arbitration Association ("AAA"), and judgment upon the award rendered in such arbitration may be entered in any state or federal court of competent jurisdiction. The arbitration shall be conducted in Fairfax County, Virginia.

                      (c) The arbitration shall be conducted by a single arbitrator (the "Arbitrator") to be selected pursuant to the Rules. For the purposes of this Section 7.14, the Sellers shall be deemed a single Party. The Arbitrator shall be compensated at his or her normal hourly or per diem rates for all time spent in connection with the arbitration proceeding, and, pending final award, appropriate compensation and expenses shall be advanced equally by the Parties.

                      (d) The arbitration hearing shall be held not later than 90 days after the appointment of the Arbitrator. The Arbitrator shall render the final award not later than 20 days after the closing of the arbitration hearing. The Arbitrator shall award to the prevailing Party in such arbitration recovery of reasonable costs and expenses incurred in ascertaining, preparing to enforce and enforcing such Party's rights, including the arbitrator's compensation and the other expenses of the arbitration, reasonable experts' fees and attorneys' fees, costs and expenses.

                      (e) Except as required by law, all arbitration proceedings under this Section 7.14 shall be confidential, and the Arbitrator may issue appropriate orders to safeguard confidential information. Except as required by law or to permit a court of competent jurisdiction (as described below) to enter judgment upon the award rendered in the arbitration, no Party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings or decision of any arbitration without the consent of the other Party.

                      (f) Notwithstanding anything to the contrary in this
Section 7.14, any Party may seek immediate injunctive or other interim relief or other equitable remedies in any state or federal court of competent jurisdiction, without resort to arbitration as necessary to prevent breaches of this Agreement and to enforce specifically this Agreement, in addition to any other remedy to which such Party may be entitled at law or in equity. In the event of any such action, the non-prevailing Party shall indemnify the prevailing Party for reasonable attorneys' fees (including those for negotiations, trial and appeals) and disbursements incurred by the prevailing Party in such action.

                      (g) In connection with any action or proceeding to enter judgment upon the award rendered in the arbitration under this Section 7.14 or to provide injunctive or other relief pursuant to Section 7.14(f), each of the Parties submits to the jurisdiction of any state or federal court sitting in Fairfax County, Virginia. Each Party also agrees not to bring any such action or proceeding in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought. Any Party may make service on the other Parties by sending or delivering a copy of the process to the Party to be served in accordance with Section 7.7 above. Nothing in this Section 7.14(h) shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                  "BUYER"

                                  PARAVANT INC.


                                  By:  /s/ William R. Craven
                                     -----------------------------------
                                     William R. Craven
                                     President


                                  "SELLERS"


                                  /s/ Harry J. Binck
                                  --------------------------------------
                                  Harry J. Binck


                                  /s/ David E. Bowles
                                  --------------------------------------
                                  David E. Bowles


                                 /s/ John B. Dillon
                                 ---------------------------------------
                                 John B. Dillon